Exhibit 4.43

In 1974 as  “Barecon’A’ ”and “Barecon ‘B’ ” Revised and amalgamated 1989. Revised 2001 1. Shipbroker ITOCHU Corporation, Japan THE BALTIC AND INTERNATIONAL MARITIME COUNCIL(BIMCO) STANDARD BAREBOAT CHARTER CODE NAME: “BARECON 2001” PART I 2. Place and date 23rd January, 2025, Athens 3.Owners/Place of business (Cl.1) Bluejay Maritime S.A., of the Republic of Panama 4.Bareboat charterers(Charterers)/Place of business (Cl.1) Blue Shipping Co., of the Republic of the Marshall Islands, guaranteed by Seanergy Maritime Holdings Corp., of the Republic of the Marshall Islands 5.Vessel’s name, Call Sign and Flag (Cl. 1 and 3) M/V Zampa Blue, 3FYS6, Panamanian flag 6.Type of Vessel Bulk Carrier 7.GRT/NRT 92,249 / 57,461 8. When/Where built 2011 / Mitsui Engineering & Shipbuilding Co., Ltd. 9.Total DWT (abt.) in metric tons on summer freeboard 178,459 10. Classification Society (Cl. 3) NK 11. Date of last special survey by the Vessel’s classification society 6th October, 2020 12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) The Documentary Committee of the Japan Shipping Exchange, Inc., Tokyo 13.Port or Place of delivery (Cl.3) Safely afloat, charter-free at a safe berth or anchorage of a safe port within Singapore/Japan range at the BB Owner’s option. 14.Time for delivery (Cl.4) Between 6th January and 31st March 2025 (intention for delivery at the end of February or in March 2025, upon completion of current voyage) 15.Canceling date (Cl.5) 31st March 2025 16.Port of Place of redelivery (Cl.15) N/A 17.No. of months’ validity of trading and class certificates upon redelivery (Cl.15) N/A 18.Running days’ notice in other than stated in Cl.4 See Clause 4 19.Frequency of dry-docking (Cl.10(g)) As per Classification Society requirements 20.Trading limits (Cl.6) Always safely afloat worldwide trading within current IWL excluding any country sanctioned by the U.N. / U.S. / EU. The Charterers have option to break the IWL subject to (i) payment by the Charterers of any and all premiums, expenses and risks and (ii) where required by the relevant insurance terms, the relevant underwriters’ approval. 21. Charter Period (Cl.2) Firm Six (6) months with Charterer’s purchase obligation at the end of the BBC period 22.Charter Hire (Cl.11) USD 9,750 per day (See also Clause 11). 23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. To Box 29) (Cl.10(a)(ii)) See Clause 10. (a). (ii) 24. Rate of interest payable acc. to Cl.11(f) and, if applicable, acc. to PART IV Four (4) % per annum 25. Currency and method of payment (Cl.11) United States Dollars payable monthly in advance (Continued)

(continued)“BARECON 2001” Standard Bareboat Charter PART I 26.Place of payment; also state beneficiary and bank account (Cl. 11) Japan, beneficiary being the Owners and bank account to be advised in writing. 27.Bank guarantee/bond (sum and place) (Cl. 22) (optional) N/A 28.Mortgage(s), if any.  (state whether Cl. 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)  N/A 29.Insurance (hull and machinery and war risks) (state value acc. to Cl.13(f) or, if applicable, acc. to Cl.14(k)) (also state if Cl. 14 applies) See Clause 34 30.Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) N/A 31.Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) N/A 32.Latent defects (only to be filled in if period other than stated in Cl. 3)N/A33.Brokerage commission and to whom payable (Cl. 27) Charterers shall pay commission to ITOCHU Corporation as follows; (1)USD 150,000.- upon delivery of the Vessel from the Owners to the Charterers (2)USD 150,000.- at the end of the Charter Period 34. Grace period (state number of clear banking days) (Cl.28) Five (5) Banking Days 35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated) English law & Arbitration - See Clause 30 36.War cancellation (indicate countries agreed) (Cl.26(e))N/A 37.Newbuilding Vessel (indicate with “yes” or “no” whether Part III applies) (optional) NO 38.Name and place of Builders (only to be filled in if Part III applies)N/A 39.Vessel’s Yard Building No.  (only to be filled in if Part III applies) N/A 40. Date of Building Contract (only to be filled in if Part III applies)N/A 41. Liquidated damages and costs shall accrue to (state party acc. To Cl.1) N/A 42.Hire/Purchase agreement (indicate with “yes” or “no” whether Part IV applies) (optional) Part IV does not apply, see however Clause 36 43Bareboat Charter Registry (indicate with “yes” or “no” whether Part V applies) (optional) Part V does not apply, but Bareboat Charter Registration is in Charterers’ option – See Clause 40 44.Flag and Country of the Bareboat Charter Registry (only to be filled in if Part V applies) Marshall Islands 45.Country of the Underlying Registry (only to be filled in if Part V applies) Panama 46. Number of additional clauses covering special provisions, if agreed Clauses 32 to 49 inclusive PREAMB
LE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II.  In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further.  It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and shall only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43.  If PART III and/or PART IV and/or PART V apply, it is further mutually agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further. Signature (Owners) /s/ Kyosuke Sato Name: Kyosuke Sato Title:  Treasurer Signature (Charterers) /s/ Stavros Gyftakis Name: Stavros Gyftakis Title:Director

PART II
“BARECON 2001’' Standard Bareboat Charter

1	1. Definitions
2	In this Charter, the following terms shall have the meanings hereby assigned to them:
3	“Banking Day” shall mean a day (other than a Saturday or Sunday):
4	(a) (other than in relation to any date for payment) which is not a public holiday in Tokyo, New York City,
5	the Republic of the Marshall Islands, Panama and Greece; and
6	(b) (in relation to any date for payment) on which banks and financial markets are open for business in
7	New York City, Tokyo, the Republic of the Marshall Islands, Panama and Greece.
8	“Delivery Date” means the date, falling not later that the date set out in Box 15 (as may be extended by
9	Clause 5), that the Vessel is delivered to and accepted by the Charterers under this Charter.
10	“Inspection” means the physical inspection of the Vessel carried out by IDWAL at Nouadhibou, Mauritania
11	on 26- 27 December 2024 which has been purchased by the Charterers.
12	“The Owners” shall mean the party identified in Box 3.
13	“The Charterers” shall mean the party identified in Box 4.
14	“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
15
16
17	2. Charter Period
18	In consideration of the hire detailed in Box 22 and the purchase ~~option~~ obligation contained in Clause 36,
19	the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in
20	Box 21. See also Clause 33.
21
22	3. Delivery (See also Clause 32)
23	~~(not applicable when Part III applies, as indicated in Box 37)~~
24	(a) The Owners shall deliver the Vessel seaworthy and in every respect ready in hull, machinery and
25	equipment for service under this Charter, and, subject to the terms and conditions of this Charter,
26	she shall be delivered and taken over as she was at the time of the Inspection (fair wear and tear
27	excepted), free of cargo and free of stowaways, with her class maintained without
28	condition/recommendation (which also mean “Observation”) evidenced by a Class Maintenance
29	Certificate to be issued by Class NK dated not more than three (3) Banking Days prior to the
30	expected date of delivery, free of average damage affecting the Vessel’s Class and not subject to
31	Port State or other administrative detentions. The Vessel shall be delivered by the Owners and
32	taken over by the Charterers at the port or place indicated in Box 13. The Vessel delivery place
33	should be available for crew exchanges and should be mutually agreed between the Owners and
34	the Charterers.

35	(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State
36	indicated in Box 5 and the requirements of the Classification Society stated in Box 10. The Vessel
37	upon delivery shall have her survey cycles up to date and trading, national, international and class
38	certificates clean, valid and unextended at the time of delivery.
39	(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall
40	constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and
41	thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on
42	account of any conditions, representations or warranties expressed or implied with respect to the
43	Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals~~
44	~~occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time~~
45	 ~~of delivery under this Charter, provided such defects have manifested themselves within twelve~~
46	~~(12) months after delivery unless otherwise provided in Box 32~~.
47
48	4. Time for Delivery –SEE ALSO CLAUSE 32
49	~~(not applicable when Part III applies, as indicated in Box 37)~~
50	The Vessel shall not be delivered before ~~the date indicated in Box 14~~ 6th January, 2025. The Owners
51	shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless
52	otherwise agreed in Box 18, the Owners shall give to the Charterers 30~~20~~ days, 20 days, 10 days, 7
53	days~~7 days, 5 days,~~ 3 days, and 2 days approximate notices ~~2 days~~ and 1 day definite notice of the date
54	on which the Vessel is expected to be ready for delivery. Along with the ten (10) days approximate
55	notice, Owners shall at least nominate the delivery port. The Owners shall keep the Charterers closely
56	advised of possible changes in the Vessel’s position and the Vessel shall not be tendered by the Owners
57	to the Charterers for delivery under this Charter unless all the above notices have been provided to the
58	Charterers in accordance with this Clause 4.
59
60	5. Cancelling
61	~~(not applicable when Part III applies, as indicated in Box 37)~~
62	(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers
63	shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six
64	(36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full
65	force and effect.
66	(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as
67	they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give
68	notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option
69	must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the
70	Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the
71	earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness

72	date stated in the Owner’s notice shall be substituted for the cancelling date indicated in Box 15 for the
73	purpose of this Clause 5.
74	(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise
75	have on the Owners under this Charter.
76	In the event that the Charterers cancel this Agreement in accordance with this Clause 5, the 1st Advanced
77	Hire already remitted and interest if any shall be returned to the Charterers within 5 Banking Days.
78
79	6. Trading Restrictions
80	The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the
81	trading limits indicated in Box 20. The Charterers undertake not to employ the Vessel or suffer the Vessel
82	to be employed otherwise than in conformity with the terms of the contracts of insurance (including any
83	warranties expressed or implied therein) without first complying with such requirements as to extra
84	premium or otherwise as the insurers may prescribe. The Charterers also undertake not to employ the
85	Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to
86	which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner
87	whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
88	Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive
89	products or waste are specifically excluded from the cargo permitted to be loaded or carried under this
90	Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial,
91	commercial, agricultural, medical or scientific purposes to loading thereof. See also Clause [38].
92
93	7. Surveys on Delivery and Redelivery
94	~~(not applicable when Part III applies, as indicated in Box 37)~~
95	~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in~~
96	~~writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear~~
97	~~all expenses of the On-hire Survey for the surveyor appointed by them in respect of the On-hire Survey~~
98	~~including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof and the Charterers~~
99	~~shall bear all expenses of the Off-hire survey for the surveyor appointed by them in respect of the Off-hire~~
100	~~Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~
101
102	8. Inspection
103	The Owners shall have the right once in the BB period after giving a notice not earlier than 30 days prior
104	to the intended inspection or survey to the Charterers and provided that it does not interfere with the
105	operation and trading of the Vessel to inspect or survey the Vessel or instruct a duly authorized surveyor
106	to carry out such inspection or survey on their behalf:-
107	(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired
108	and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the

109	Vessel is found to require repairs or maintenance to meet a condition required by the Vessel’s class or
110	flag state in order to achieve the condition so provided; and
111	(b) for any other commercial reason they consider necessary (provided it does not unduly interfere with
112	the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid
113	by the Owners.
114	All time used in respect of inspection, survey or repairs shall form part of the Charter Period with any
115	inspection, survey or repair not interfering with the Vessel’s normal operation and trading.
116	The Charterers shall, upon request provide the Owners with ongoing Class records, when reasonably
117	requested, and shall also permit the Owners to inspect and take copies of same whenever requested and
118	shall whenever reasonably required by the Owners furnish them with full information regarding any major
119	casualties or other major accidents or significant damage to the Vessel.
120
121	9. Inventories, Oil and Stores
122	A complete inventory of the Vessel’s entire equipment shall be made by the Charterers in conjunction with
123	the Owners on delivery of the Vessel. The Owners shall deliver the Vessel to the Charterers with everything
124	belonging to her on board except for the exclusion items to be agreed in an addendum to this Charter.
125	Provision, bonded store and slop chest at the time of delivery shall be purchased and taken over by the
126	Charterers basis an inventory prepared by the Charterers in conjunction with the Owners and to be settled
127	with the second (2nd) hire payment. The Charterers shall at the time of delivery, take over and pay for all
128	remaining bunkers (i.e. VLSFO/LSMDO/LSMGO) including in settling tanks and unused
129	lubricating/hydraulic/grease oils in storage tanks unbroached drums and cans remaining as onboard at the
130	time of delivery at the Owners' last net purchased prices excluding barging expenses supported by
131	vouchers or the copy of relevant clause of the charter party (including detailed information on the applicable
132	prices) or documents such as sub-charterers’ re-delivery invoices, statement of account and/or agreement
133	including the clause in the recap or in the fixture note by and between the sub-charterers and the end
134	charterers. The exact quantities of remaining Bunkers and Lubricating Oils at the time of delivery shall be
135	sounded and fixed beforehand by and between the Owners' and the Charterers' representatives on an
136	estimation basis, latest by two (2) calendar days prior to the expected date of delivery of the Vessel (with
137	an estimation up to the delivery date) which shall be mutually agreed by the Owners and the Charterers
138	beforehand in order to avoid unnecessary dispute by and between the Owners and the Charterers at the
139	time of delivery and closing. The Charterers shall pay for Bunkers and Lubricating Oils together with the
140	1st hire payment based on the estimations provided by the Owners. The surplus or shortage, if any, shall
141	be set-off at the 2nd hire payment. ~~The Charterers shall ensure that all spare parts listed in the inventory~~
142	~~and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel, unless~~
143	~~they acquire the Vessel in accordance with Clause 35.~~
144
145	10. Maintenance and Operation

146	(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and
147	at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.
148	The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good
149	state of repair, in efficient operating condition and in accordance with good commercial maintenance
150	practice, at their own expense, and they shall at all times keep the Vessel’s Class fully up to date with the
151	Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.
152
153	(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or
154	new equipment becoming necessary for the continued operation of the Vessel by reason of new class
155	requirements or by compulsory legislation, the Charterers shall bear all such expenses, costs and time for
156	effecting such improvement or structural change.
157
158	(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third
159	party liabilities as required by any government, including federal, state or municipal or other division or
160	authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any
161	port, place, territorial or contiguous waters of any country, state or municipality in performance of this
162	Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully
163	imposed by such government or division or authority thereof. The Charterers shall make and maintain all
164	arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterer’s
165	sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever
166	(including loss of time) for any failure or inability to do so.
167
168	(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement
169	man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter
170	Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their
171	use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general
172	municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the
173	Charterers for all purposes whatsoever, even if for any reason appointed by the Owners. Charterers shall
174	comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any
175	other applicable law.
176
177	(c) The Charterers shall keep the Owners advised of any intended employment, planned dry-docking and
178	major repairs of the Vessel, as reasonably required.
179
180	(d) Flag and Name of Vessel (see also Clause 40) - During the Charter Period, the Charterers shall have
181	the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own
182	house flag. Subject to the provisions of Clause 40, the Charterers shall also have the liberty, with the

183	Owners’ consent, which shall not be unreasonably withheld or delayed, to change the flag and/or name of
184	the Vessel and/or Class of the Vessel (to be a member of IACS) during the Charter Period and such cost
185	and expenses to be for Charterers’ account. Painting and re-painting, instalment and re-instalment,
186	registration and re-registration, if required by the Owners, shall be at the Charterer’s expense and time.
187
188	(e) Changes to the Vessel - Subject to Clause 10(a)(ii), the Charterers shall make no structural changes
189	in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof if such change
190	will reduce materially the market value of the Vessel at the time and otherwise without securing the Owners’
191	approval thereof. Charterers are allowed to make improvements to the Vessel provided that the cost shall
192	be for Charterers’ account.
193
194	(f) Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit,
195	equipment, and appliances on board the Vessel at the time of delivery~~, provided the same or their~~
196	~~substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition~~
197	~~as when received, ordinary wear and tear excepted~~. The Charterers shall from time to time during the
198	Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use.
199	The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or
200	equipment be effected in such manner (both as regards workmanship and quality of materials) as not to
201	diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense
202	and risk. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept
203	and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the
204	Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses
205	incurred in connection therewith, also for any new equipment required in order to comply with radio
206	regulations.
207
208	(g) Periodical Dry-Docking - The Charterers shall dry- dock the Vessel and clean and paint her underwater
209	parts whenever the same may be required by the Classification Society.
210
211	11. Hire
212	(a) The Charterers shall pay hire (referred to also as “Charter Hire”) due to the Owners punctually in
213	accordance with the terms of this Charter in respect of which time shall be of the essence.
214	(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated
215	in Box 22 which shall be payable monthly in advance, the first lump sum being payable on the date and
216	hour of the Vessel’s delivery to the Charterers. Subject to as otherwise provided in this Charter, hire shall
217	be paid continuously throughout the Charter Period. If hire payment date is not a Banking Day, hire to be
218	paid on the next Banking Day.
219	(c) Subject to as otherwise expressly provided in this Charter, payment of hire shall be made in cash and

220	in full free of bank charges without discount, deduction and set-off (except for any set-off in relation to the
221	calculation of Bunkers/Lubs on the delivery date as described above) in the currency and in the manner
222	indicated in Box 25 and at the place mentioned in Box 26.
223	(d) Final payment of hire, if for a period of less than one month, shall be calculated proportionally according
224	to the number of days and hours remaining before redelivery or purchase and advance payment to be
225	effected accordingly.
226	~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last~~
227	~~heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after~~
228	~~the Vessel was last reported or when the Vessel is posted as any hire paid in advance to be adjusted~~
229	~~accordingly.~~
230	(f) Any delay in payment of hire or other amount payable and due by the Charterers under this Charter
231	shall entitle the Owners to interest at the rate per annum as agreed in Box 24. ~~If Box 24 has not been filled~~
232	~~in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in~~
233	~~Box 25, as quoted by ICE Benchmark Administration Limited (or its successor) the British Bankers’~~
234	~~Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~
235	(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) banking days of the
236	date or, in the absence of an invoice, at the time of the next hire payment date.
237
238	12. Mortgage
239	~~(only to apply if Box 28 has been appropriately filled in)~~
240	~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not~~
241	~~effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably~~
242	~~withheld.~~
243	~~(b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial~~
244	~~Instrument. The Charterers undertake to provide such information and documents to enable the Owners~~
245	~~to comply, with all such instructions or directions in regard to the employment, insurances, operation,~~
246	~~repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from~~
247	~~time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial~~
248	~~Instrument, provided however that nothing to be done under this Clause 12(b) shall require the Charterers~~
249	~~to do more than they are required to do otherwise under this Charter. The Owners warrant that they have~~
250	~~not effected any mortgage(s) other than as stated in Box 28Clause 36.1 and that they shall not agree to~~
251	~~any amendment of the mortgage(s) referred to in Box 28Clause 36.1 or effect any other mortgage(s)~~
252	~~without the prior consent of the Charterers, which shall not be unreasonably withheld. (Optional, Clauses~~
253	~~12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).~~
254
255	13. Insurance and Repairs (See also Clause 34)
256	(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against

257	hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory
258	to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-
259	clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be
260	unreasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of
261	both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty
262	to protect under such insurances the interests of any managers they may appoint. Insurance policies shall
263	cover the Owners and the Charterers according to their respective interests.
264	Subject to the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and
265	shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs
266	as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein
267	provided for.
268	The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses
269	covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in
270	the insurances. All time used for repairs under the provisions of sub- clause 13(a) and for repairs of latent
271	defects according to Clause 3(c) above, including any deviation, shall be for the Charterers’ account.
272
273	(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such
274	cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners
275	or the Charterers as the case may be shall immediately furnish the other party with particulars of any
276	additional insurance effected, including copies of any cover notes or policies and the written consent of
277	the insurers of any such required insurance in any case where the consent of such insurers is necessary.
278
279	(c) Should the Vessel become an actual, constructive, compromised or agreed total loss under the
280	insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the
281	Owners who shall distribute the moneys between the Owners and the Charterers according to their
282	respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any
283	occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause
284	and Clause 34.
285
286	(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be
287	required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.
288
289	(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions
290	of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29 and Clause 34.
291
292	14. Insurance, Repairs and Classification
293	~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be~~

294	~~considered deleted).~~
295	~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull~~
296	~~and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or~~
297	~~insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or~~
298	~~any damage to the Vessel or her machinery or appurt- enances covered by such insurance, or on account~~
299	~~of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such~~
300	~~insurance. Insurance policies shall cover the Owners and the Charterers according to their respective~~
301	~~interests.~~
302	~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against~~
303	~~Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of~~
304	~~the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form~~
305	~~as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~
306	~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein~~
307	~~provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims~~
308	~~and demands which would otherwise have been covered by such insurance.~~
309	~~(d) The Charterers shall, subject to the approval of the repairs, and the Charterers shall undertake~~
310	~~settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges,~~
311	~~expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions~~
312	~~of sub-clause 14(a). The Charterers to be secured reimbursement through presentation of accounts.~~
313	~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses~~
314	~~incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any~~
315	~~possible franchise(s) or deductibles provided for in the insurances.~~
316	~~(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent~~
317	~~defects according to Clause 3 above, including any form part of the Charter Period. The Owners shall not~~
318	~~be responsible for any expenses as are incident to the use and operation of the Vessel for such time as~~
319	~~may be required to make such repairs.~~
320	~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such~~
321	~~cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners~~
322	~~or the Charterers as the case may be shall immediately furnish the other party with particulars of any~~
323	~~additional insurance effected, including copies of any cover notes or policies and the written consent of~~
324	~~the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
325	~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the~~
326	~~insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the~~
327	~~Owners, who shall distribute the moneys between themselves and the Charterers according to their~~
328	~~respective interests.~~
329	~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances~~
330	~~arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as~~

331	~~of the date of such loss.~~
332	~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be~~
333	~~required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
334	~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions~~
335	~~of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~
336	~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause~~
337	~~Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary~~
338	~~certificates in force at all times.~~
339
340	15. Redelivery (See also Clause 36)
341	~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at~~
342	~~a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct.~~
343	~~The Charterers shall give the Owners not less than ninety (90) running days’ preliminary notice of expected~~
344	~~date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days’~~
345	~~definite notice of expected date and port or place of redelivery.~~
346	~~Any changes thereafter in the Vessel’ position shall be notified immediately to the Owners.~~
347	~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any~~
348	~~preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery~~
349	~~of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver~~
350	~~the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated~~
351	~~in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which~~
352	~~the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to~~
353	~~apply. Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same~~
354	~~or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not~~
355	~~affecting class excepted. The Vessel upon redelivery shall have her survey cycles up to date and trading~~
356	~~and valid class certificates valid for at least the number of months agreed in Box 17.~~
357	~~This Clause shall not apply if the Charterers acquire the Vessel pursuant to Clause 35 hereof.~~
358
359	16. Non-Lien
360	The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or
361	their agents, which might have priority over the title and interest of the Owners in the Vessel. The
362	Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the
363	Charter Period a notice reading as follows:
364	‘This Vessel is the property of Bluejay Maritime S.A.. It is under charter to (name of Charterers) and by the
365	terms of the Charter neither the Charterers nor the Master have any right, power or authority to create,
366	incur or permit to be imposed on the Vessel any lien.’
367

368	17. Indemnity
369	(a) The Charterers shall indemnify the Owners, in each case as properly documented and evidenced,
370	against any loss, damage or reasonable expense incurred by the Owners arising out of or in relation to the
371	operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an
372	event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of
373	claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own
374	expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including
375	the provision of bail. Without prejudice to the generality of the foregoing, the Charterers agree to indemnify
376	the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills
377	of Lading or other cargo related documents.
378	(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the
379	Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the
380	Vessel is released, including the provision of bail. In such circumstances, the Owners shall indemnify the
381	Charterers against any loss, damage or reasonable expense incurred by the Charterers (including hire
382	paid under this Charter) as a direct consequence of such arrest or detention.
383	The Charterers shall not be obliged to indemnify the Owners under this Charter to the extent any losses
384	are caused by the gross negligence or willful misconduct of the Owners.
385
386	18. Lien
387	The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers
388	or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to
389	have a lien on the Vessel for all moneys paid in advance and not earned.
390
391	19. Salvage
392	All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of
393	repairing damage occasioned thereby shall be borne by the Charterers.
394
395	20. Wreck Removal
396	In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify
397	the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in
398	consequence of the Vessel becoming a wreck or obstruction to navigation.
399
400	21. General Average
401	The Owners shall not contribute to General Average.
402
403	22. Assignment, Sub-Charter and Sale
404	(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis (internal

405	bareboat charters excluded) except with the prior consent in writing of the Owners, which shall not be
406	unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.
407	(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written
408	consent of the Charterers, which shall always be subject to the buyer accepting an assignment of this
409	Charter. See also Clause 39.
410
411	23. Contracts of Carriage
412	*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the
413	terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating
414	any compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the
415	Hague or Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-
416	Blame Collision Clause.
417	~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the~~
418	~~carriage of passengers and their luggage under this Charter shall contain a paramount clause~~
419	~~incorporating any legislation liability for passengers and their luggage compulsorily applicable in the trade;~~
420	~~if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the~~
421	~~Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto. *) Delete as applicable.~~
422
423	24. Bank Guarantee
424	~~(Optional, only to apply if Box 27 filled in) The Charterers undertake to furnish, before delivery of the Vessel,~~
425	~~at first class bank guarantee or bond in sum and the place as indicated in Box 27 as guarantee for full~~
426	~~performance of their obligations under this Charter.~~
427
428	25. Requisition/Acquisition
429	(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority
430	(hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when
431	“Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an
432	indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the
433	remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or
434	otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided
435	by this Charter until the time when the Charter would have terminated pursuant to any of the provisions
436	hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or
437	compensation received or receivable by the Owners shall be payable to the Charterers during the
438	remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.
439
440	(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory
441	Acquisition of the Vessel or requisition for title by any governmental or other competent authority

442	(hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter
443	Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date
444	such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up
445	to the date and time of such “Compulsory Acquisition”.
446
447	26. War
448	(a) For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or
449	threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the
450	laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious
451	damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain
452	flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body,
453	terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are
454	likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
455	(b) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade
456	be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags
457	or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where
458	she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.
459	~~(c) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of~~
460	~~premiums and/or calls because, pursuant to the and remain within, any area or areas which are specified~~
461	~~by such insurers as being subject to additional premiums because of War Risks, then such premiums~~
462	~~and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of~~
463	~~hire is due.~~
464	(d) The Charterers shall have the liberty:
465	(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing
466	in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way
467	whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any
468	other Government, body or group whatsoever acting with the power to compel compliance with their orders
469	or directions;
470	(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the
471	authority to give the same under the terms of the war risks insurance;
472	(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives
473	of the European Union, the effective orders of any other Supranational body which has the right to issue
474	and give the same, and with national laws aimed at enforcing the same to which the Owners are subject,
475	and to obey the orders and directions of those who are charged with their enforcement.
476
477	~~(e) In the event of outbreak of war (whether there be a declaration of war or not) the Charterers shall have~~
478	~~the right to exercise their option to acquire the Vessel under Clause 35 with prior written notice of~~

479	~~reasonable time not exceeding 30 days. (i) between any two or more of the following countries: the United~~
480	~~States of America; Russia; the United Kingdom; France; and the People’s Republic of China, (ii) between~~
481	~~any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right~~
482	~~to cancel this Charter, whereupon the Charterers shall either (1) redeliver the Vessel to the Owners in~~
483	~~accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if~~
484	~~debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the~~
485	~~Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a~~
486	~~near, open and safe port as directed by the Owners or (2) exercise their option to acquire the Vessel under~~
487	~~Clause 35. In all cases the Hire shall continue to be paid in accordance with Clause 11 and except as~~
488	~~aforesaid all other provisions of this Charter shall apply until redelivery or acquisition of the Vessel.~~
489
490	27. Commission – See Box 33
491	~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any~~
492	~~hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners~~
493	~~shall cover the actual expenses of the Brokers and a reasonable fee for their work. If the full hire is not~~
494	~~paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the~~
495	~~Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall~~
496	~~indemnify the Brokers against any loss of commission but in such case the commission shall not exceed~~
497	~~the brokerage on one year’s hire.~~
498
499	28. Termination
500	(a) Charterers’ Default
501	The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate this
502	Charter with immediate effect by written notice to the Charterers if:
503	(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make
504	punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or
505	their bankers, the Owners shall give the Charterers written notice of the number of clear Banking Days
506	stated in Box 34 (as recognized at the agreed place of payment) in which to rectify the failure, and when
507	so rectified within such number of days following the Owners’ notice, the payment shall stand as regular
508	and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their
509	receiving the Owners notice as provided herein, shall entitle the Owners to withdraw the Vessel from the
510	service of the Charterers and terminate the Charter without further notice;
511	(ii) the Charterers fail to comply with the requirements of:
512	(1) Clause 6 (Trading Restrictions); or
513	(2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice
514	to the Charterers, to give the Charterers 21 banking days grace within which to rectify the failure without
515	prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply

516	with such notice;
517	(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i)
518	(Maintenance and Repairs) within 21 banking days after the Owners have requested them to do so and
519	any in any event so that the Vessel’s insurance cover is not prejudiced;
520
521	(b) Owners’ Default
522	If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent
523	that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen
524	(14) running days after written notice thereof has been given by the Charterers to the Owners or if the
525	provisions of Clause 42 apply, the Charterers shall be entitled to terminate this Charter with immediate
526	effect or to acquire the Vessel in accordance with Clause 36, in each case, by written notice to the Owners.
527	In the event this Charter is terminated for the grounds set out herein, the provisions of Clause 32(a) in
528	respect of the refund of the Advance Hire to the Charterers shall apply.
529
530	(c) Loss of Vessel - (See Clause 34)
531	~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a~~
532	~~constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall~~
533	~~not be deemed to be lost unless she has either become an actual total loss or agreement has been reached~~
534	~~with her underwriters in respect of her constructive, compromised or arranged total loss or if such~~
535	~~agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive~~
536	~~loss of the Vessel has occurred.~~
537
538	(d) The termination of this Charter or the acquisition of the Vessel by the Charterers shall be without
539	prejudice to all rights accrued due between the parties prior to the date of termination and to any claim
540	that either party might have.
541
542	(e) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the
543	other party in the event of an order being made or resolution passed for the winding up, dissolution,
544	liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or
545	amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or
546	makes any special arrangement or composition with its creditors.
547
548	29. Repossession
549	In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28,
550	the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of
551	call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or
552	local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the

553	Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an
554	authorised representative to board the Vessel as soon as reasonably practicable following the termination
555	of this Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon
556	the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the
557	settling of wages of the Charterers’ Master, officers and crew shall be the sole responsibility of the
558	Charterers.
559	For the avoidance of any doubt, this Clause shall not apply in case the Charterers exercise their right to
560	purchase the Vessel under Clause 36 hereof.
561
562	30. Dispute Resolution
563	This Charter and any other non-contractual obligations connected with it shall be governed by and
564	construed in accordance with English law and any dispute arising out of or in connection with this Charter
565	shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory
566	modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this
567	Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association
568	(LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall
569	be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send
570	notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator
571	within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless
572	the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.
573	If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days
574	specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice
575	to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The
576	award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. If a
577	second arbitrator is appointed in accordance with the Arbitration Act, the two arbitrators shall appoint a
578	third arbitrator. If the two arbitrators are unable to agree upon a third arbitrator within twenty one (21) days
579	after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for
580	the time being of LMAA to appoint the third arbitrator. Nothing herein shall prevent the parties agreeing in
581	writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither
582	the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may
583	agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
584	the time when the arbitration proceedings are commenced.
585	~~*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States~~
586	~~Code and the Maritime Law of the United States and any dispute arising out of or in connection with this~~
587	~~Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto,~~
588	~~and the third by the two so chosen; their decision or that of any two of them shall be final, and for the~~
589	~~purposes of enforcing any award, judgement may be entered on an award by any court of competent~~

590	~~jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~
591	~~Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or~~
592	~~such other sum as the parties may agree) the arbitration shall be conducted in accordance with the~~
593	~~Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the~~
594	~~arbitration proceedings are commenced. *)~~
595	~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually~~
596	~~agreed~~
597	~~by the parties and any dispute arising out of or in connection with this Contract shall be referred to~~
598	~~arbitration at a mutually agreed place, subject to the procedures applicable there.~~
599	~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any~~
600	~~difference and/or dispute arising out of or in connection with this Contract. In the case of a dispute in~~
601	~~respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~
602	~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to~~
603	~~mediation by service on the other party of a written party to agree to mediation.~~
604	~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that~~
605	~~they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14~~
606	~~calendar days, failing which on the application of either party a mediator will be appointed promptly person~~
607	~~as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in~~
608	~~accordance with such procedure and on such terms as the parties may agree or, in the event of~~
609	~~disagreement, as may be set by the mediator.~~
610	~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal~~
611	~~and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the~~
612	~~parties. (iv) The mediation shall not affect the right of either party to seek such relief or take such steps as~~
613	~~it considers necessary to protect its interest.~~
614	~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure~~
615	~~shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into~~
616	~~account when setting the timetable for steps in the arbitration.~~
617	~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs~~
618	~~incurred in the mediation and the parties shall share~~
619	~~(vii) The mediation process shall be without prejudice and confidential and no information or documents~~
620	~~disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under~~
621	~~the law and procedure governing the arbitration. (Note: The parties should be aware that the mediation~~
622	~~process may not necessarily interrupt time limits.)~~
623	~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause~~
624	~~30(d) shall apply in all cases. *) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative~~
625	~~agreed in Box 35.~~
626

627	31. Notices (See Clause 43)
628	~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex,~~
629	~~registered or recorded mail or by personal service.~~
630	~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4~~
631	~~respectively.~~

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

1	~~1. Specifications and Building Contract~~
2	~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building~~
3	~~Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with~~
4	~~the specifications and plans annexed thereto, such Building Contract, specifications and plans having been~~
5	~~counter- signed as approved by the Charterers.~~
6	~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as~~
7	~~approved by consent.~~
8	~~(c) The Charterers shall have the right to send their during the course of her construction to satisfy~~
9	~~themselves that construction is in accordance with such approved specifications and plans as referred to~~
10	~~under sub-clause (a) of this Clause.~~
11	~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set~~
12	~~out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to~~
13	~~accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract,~~
14	~~on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they~~
15	~~will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or~~
16	~~specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which~~
17	~~appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the~~
18	~~Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred~~
19	~~in carrying out such repairs, replacements or remedies. limited to the extent the Owners have a valid claim~~
20	~~against the Builders under the guarantee clause of the Building Contract (a copy whereof has been~~
21	~~supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are~~
22	~~reasonably able to recover under this Clause and shall make no further claim on the Owners for the~~
23	~~difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or~~
24	~~remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or~~
25	~~deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared~~
26	~~equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause~~
27	~~(including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall~~
28	~~be shared equally between the parties.~~
29
30	~~2. Time and Place of Delivery~~
31	~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment~~
32	~~inaccordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners~~

33	~~shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly~~
34	~~documented at the dock, wharf or place as may be agreed between the parties hereto and the Builders.~~
35	~~Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the~~
36	~~Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when~~
37	~~the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or~~
38	~~after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of~~
39	~~delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall~~
40	~~not be entitled to make any claim against the Owners in respect of any conditions, representations or~~
41	~~warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in~~
42	~~delivery.~~
43	~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become~~
44	~~entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the~~
45	~~Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel~~
46	~~to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~
47	~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the~~
48	~~Owners shall,before exercising such right of rejection, consult the Charterers and thereupon (i) if the~~
49	~~Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running~~
50	~~days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have~~
51	~~effect; or~~
52	~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7)~~
53	~~running days require the Owners to negotiate with the Builders as to the terms on which delivery should~~
54	~~be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners~~
55	~~shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to~~
56	~~the Charterers;~~
57	~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able~~
58	~~to reject the Vessel from the Builders;~~
59	~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be~~
60	~~liable to the Charterers for any claim under or arising out of this Charteror its termination.~~
61	~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in~~
62	~~pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall~~
63	~~be shared equally between the parties.~~
64
65	~~3. Guarantee Works~~
66	~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be~~
67	~~performed in accordance with the building contract terms, and hire to continue during the period of~~
68	~~guarantee works. The Charterers have to advise the Owners about the performance to the extent the~~
69	~~Owners may request.~~

70
71	~~4. Name of Vessel~~
72	~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel~~
73	~~shall be painted in the colours, display the funnel insignia and fly the house flag as required by the~~
74	~~Charterers.~~
75
76	~~5. Survey on Redelivery The Owners and the Charterers shall appoint surveyors for the purpose of~~
77	~~determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice~~
78	~~to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including~~
79	~~the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall~~
80	~~also bear all loss of time spent in connection with any docking and undocking as well as repairs, which~~
81	~~shall be paid at the rate of hire per day or pro rata.~~

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and account. Any taxes, consular and other charges and shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide deliver a certificate of deletion to the Buyers. The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(Optional, only to apply if expressly agreed and stated in Box 43)

1	~~1. Definitions~~
2	~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~
3	“The Bareboat Charter Registry” ~~shall mean the registry of the State whose flag the Vessel will fly and in~~
4	 ~~which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~
5	“The Underlying Registry” ~~shall mean the registry of the state in which the Owners of the Vessel are~~
6	~~registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the~~
7	~~Bareboat Charter Registration.~~
8
9	~~2. Mortgage~~
10	~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b)~~
11	~~(Part II) shall apply.~~
12
13	~~3. Termination of Charter by Default~~
14	~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44,~~
15	~~and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box~~
16	~~28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the~~
17	~~Underlying Registry as shown in Box 45.~~
18	~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a~~
19	~~default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall~~
20	~~have the right to terminate this Charter forthwith and without prejudice to any other claim they may have~~
21	~~against the Owners under this Charter.~~

Additional Clauses to the Bareboat Charterparty
dated 23rd January, 2025 in respect of mv "Zampa Blue"

32.	Delivery

(a)
As advance payment of the Charter Hire, the Charterers shall pay to the Owners USD4,000,000 within three (3) Banking Days after signing and exchanging the Bareboat Charterparty (hereinafter the “1st Advanced Hire”) and USD4,000,000 on the Delivery Date (hereinafter the “2nd Advanced Hire” and jointly with the 1st Advanced Hire the “Advanced Hire”). The Advanced Hire shall be non-refundable except in the case that this Charter is terminated due to the Owner’s default or cancelled by the Charterers (in the case of the 1st Advanced Hire) (as set out in Clause 5 or Clause 28(b) or Clause 42 or otherwise).
1st Advanced Hire shall be paid by one telegraphic transfer free of bank charges and interest directly to the Owners’ nominated account.
2nd Advanced Hire shall be paid by one telegraphic transfer free of bank charges and interest to the Owners’ nominated account three (3) Banking Days prior to the expected date of delivery of the Vessel.

(b)
At any time after the date of this Charter, the Charterers shall be entitled to place two (2) representatives on board the Vessel until the Delivery Date strictly as observers only for the purpose of familiarization without interference with the Vessel's operation / schedule / manning, etc. The Owners agree to provide their utmost co-operation to the Charterers so that their representatives board the Vessel for maximum forty-five (45) calendar days or the last laden voyage whichever is longer.
The Charterers shall pay to the Owners at the time of delivery US$30/day/person as victualling/accommodation fee.

(c)	On the Delivery Date, the Owners shall deliver to the Charterers an inspection certificate issued at or after last AGM high risk port that the Vessel is free from Asian Gypsy Moth.

(d)
The Charterers have the option to carry out, at the Charterers' risk and account, an inspection of the underwater parts of the Vessel at the port of delivery and prior to the delivery of the Vessel, always without interference with the Vessel's operation and/or schedule, by divers approved by the present Class in the presence of the Class surveyor arranged by the Owners at Charterer’s cost, provided that the Charterers declare their option to have an underwater inspection in writing to the Owners with divers’ company's full style, no later than seven (7) days prior to the expected date of readiness for delivery. If the Charterers fail to give such written notice, they shall lose their right to have an underwater inspection. In the event that the Class requires any repairs to be performed immediately (CoC), the repairs to be arranged prior to delivery of the Vessel from the Owners to the Charterers at Owners’ cost. The Owners shall at their cost and expense make the Vessel available for such inspection at the port of delivery. The Charterers’ representative(s) shall have the right to be present at such inspection as an observer only without interfering with the work or decisions of the Class surveyor or with the Vessel’s operation and delivery schedule.

If the conditions and/or water visibility at the port of delivery are deemed unsuitable by the Class surveyor for such inspection, the Owners shall make the Vessel available for the inspection at a suitable alternative place near to the original delivery place with the shifting costs, including bunkers and port related charges, to be shared 50:50 between Charterers and Owners. In such case, the Owners have the right to deliver the Vessel at such alternative place and retender NOR, regardless of notices given as per Clause 32. (e) but under consideration of Box 13.

The Charterers shall nominate a Class-approved diving company not later than seven (7) days before the expected date of the Vessel's readiness for delivery and shall arrange for the said divers to carry out the inspection at the earliest convenient timing under normal practice unless the conditions and/or water visibility are deemed unsuitable by the Class surveyor, and promptly after the Vessel’s arrival at the place of delivery or at the alternative place if above applies, without undue delay.

Notwithstanding anything to the contrary in this agreement, if any damage affecting present Class is found on underwater parts of the Vessel but the Class approves postponement of repair of such damage up to the Class next periodical drydock, then the Owners shall have the option to repair the same to the Class satisfaction before delivery or to make monetary settlement, including all costs and expenses prior to the purchase obligation, based on the average of two quotations issued by reputable shipyards in the delivery range (one for the Owners and one for the Charterers) which shall be mutually agreed between the Owners and the Charterers and deliver the Vessel with such recommendation. It is understood by the Owners and the Charterers that the amount of monetary settlement is confined to direct repair cost only and excludes indirect costs such as drydocking fee, general expenses, deviation and off-hire, etc., and that such amount of the monetary settlement is deducted from the Charterers’ payment at the time of delivery.

If the present Class requires repair of such damage prior to the Class next periodical drydock, the Owners shall repair it up to the Class satisfaction at the Owners' account before delivery.

In the event that the Vessel is drydocked, the Owners shall have the right to designate the drydock place as the new delivery place if such drydock place is within the delivery range stated in Box 13, and the Charterers shall have the right to clean and paint the underwater parts at the Charterers' risk and account, subject to the Owners’ consent that shall not be unreasonably withheld, without interference with the Owners' and/or the Class surveyors' works whilst the Vessel is in drydock.

If the Charterers' work has not been completed by the time the Owners have completed their work, then the Owners shall have the right to tender the NOR and deliver the Vessel to the Charterers while the Vessel is still in the drydock. Any extra time incurred in the drydock by reason of the Charterers' works shall be for the Charterers' account. If the Vessel is delivered in the drydock, the cost for docking out shall be for the Charterers’ account.

Cancelling Date shall be extended by the corresponding days/time lost for repositioning of the Vessel, reaching agreement of monetary settlement, or for repairing the damages as per above including drydocking, waiting time for drydocking and deviation, if any.

The Charterers have the right to carry out divers' inspection as above for one time only and the decision of the Class surveyor shall bind both parties. Damage affecting Class or Class affecting damage shall mean the damage which the Class places condition/recommendation on the Vessel’s Class records, and any notes on the Class records are not taken into consideration.

(e)
When the Vessel is ready for delivery in line with this Agreement after her arrival at the place of delivery and during delivery period as per Box 14, the Owners shall tender to the Charterers a Notice of Readiness for Delivery (the “NOR”). The NOR can be tendered anytime, day and night, including Saturdays, Sundays and holidays.

Owners may not tender NOR prior to the completion of the underwater inspection of the Vessel under Clause 32(d).

The Charterers shall take over the Vessel within three (3) Banking Days from the date of receipt of the Owners’ NOR, date of tendering the NOR inclusive. In the event the Charterers do not take delivery of the Vessel within the period specified above, the Charterers shall pay to the Owners for each day of delay US$20,000/day as liquidated damages, which shall be paid by the Charterers daily irrespective of the reason of the delay. If the delay exceeds seven (7) days, then the Owners shall have the right to cancel this Agreement and claim proven and reasonable damages for their losses flowing therefrom but Owners shall immediately return any part of the Advance Hire already paid by Charterers, minus the incurred liquidated damages as per above.

If, as a result of Charterers' not taking delivery of the Vessel within three (3) Banking Days including the date of tendering the NOR, any delivery documents, certificates and/or surveys become over the validity required under this Agreement or overdue, the Owners shall have the right to deliver the Vessel with such delivery documents already issued without reissue, and with certificates and/or surveys as they are without reissue or renewal.

(f)
The Charterers have accepted the Vessel after they voluntarily purchased and reviewed the superficial independent inspection report of the Vessel carried out by Idwal Marine Services Ltd at Nouadhibou, Mauritania on 26 – 27 of December 2024 (“Idwal Inspection report”) and examined the Vessel’s Class records, both of which are always under the Charterers’ sole discretion and responsibility for accepting same, therefore, this bareboat charter is outright and definite without further inspection by the Charterers and/or any other parties on or before delivery of the Vessel, except for the underwater inspection as provided in Clause 32. (d) hereof. For the avoidance of doubt, any clerical errors that may be contained in the Idwal Inspection report shall not affect the terms and conditions of the Vessel's sale stated in this Agreement or delay the Vessel’s delivery to the Charterers. In the event of a conflict between the provisions of this paragraph and any other implied or expressed provision of this Agreement and any addenda thereto, this paragraph shall always prevail to the extent of such conflict.

The Vessel shall be delivered to the Charterers with her physical condition strictly as is / where is but substantially in the same condition as at the time of Inspection, fair wear and tear excepted, free of charter, cargo, AGM and stowaways, as per her Class requirements with Class maintained and free of conditions/recommendations at the time of delivery without any further inspection or survey by the Charterers, except for the underwater inspection as per Clause 32. (d) hereof. The burden of proof of any difference in the condition of the Vessel at the time of the Owners’ superficial inspection and the condition of the Vessel at the time of delivery, if any, shall always rest with the Charterers.

Upon the Vessel’s being delivered to and accepted by the Charterers in accordance with this Agreement, the Owners shall have no liability whatsoever for any fault or deficiency in their description of the Vessel or for any defects in the Vessel regardless of whether such defect was apparent or latent at the time of delivery.

The Vessel shall be delivered to the Charterers without hold cleaning as left by stevedore after completion of discharge but against the Owner’s compensation USD5,000.

33.	Charter Period

Subject always to the provisions hereto, as stated in Box 21 and Clause 2, the period of the chartering of the Vessel hereunder (herein referred to as the “Charter Period”) shall be six (6) months commencing on the Delivery Date, provided always that the chartering of the Vessel hereunder may be terminated pursuant to Clauses 25, 28, 34, 35 or otherwise.

34.	Insurance, Total Loss and Compulsory Acquisition

(a)
For the purposes of this Charter, the term "Total Loss" shall mean any actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a Requisition for Hire.

(b)	The Charterers undertake with the Owners that throughout the Charter Period:

(i)
without prejudice to their obligations under Clause 13 hereof, they (the Charterers) shall keep the Vessel insured on the basis of the London Underwriters “Institute Time Clause-Hull” and “Institute War and Strikes Clauses” as amended, or on such similar terms with such top rated insurers as the Charterers shall choose (including Hull &Machinery, War Risk and P&I associations), and as shall be reasonably acceptable to the Owners, provided that any P&I association shall be a member of the International Group of P&I Clubs and current H&M underwriters shall be deemed to be pre-approved (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners). The Charterers agree that the Owners shall be assured as the co-assured in such insurances;

(ii)
the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, be endorsed to the effect that payment of a claim for a Total Loss shall be made to the Owners (who shall upon the receipt thereof apply the same in the manner described in Clause 34(e) hereof);

(iii)	the Charterers shall procure that duplicates of all cover notes, policies and certificates of entry shall be furnished electronically to the Owners for their custody, upon request;

(iv)	the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall:

(A)	furnish the Owners with a letter or letter of undertaking in such form as may from time to time be reasonably required by the Owners; and

(B)	supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time reasonably require; and

(v)
the Charterers shall procure that the policies, entries or other instruments evidencing the insurances are endorsed to the effect that the insurers shall give to the Owners not less than five (5) days prior written notification of any amendment, suspension, cancellation or termination of the insurances, unless subject to any automatic termination/cancellation of cover provisions in the relevant insurances, in which event, if such insurances are automatically terminated/cancelled, Owners shall be advised promptly and Charterers shall immediately procure re-instatement or replacement insurances of those terminated/cancelled insurances.

(c)
Notwithstanding anything to the contrary contained in Clause 13 and any other provisions hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis (including increased value) for not less than the amounts specified below during the Charter Period (hereinafter referred to as the "Minimum Insured Value"):

Minimum Insured Value

The Minimum Insured Value shall, at all time in the Charter Period, not be less than USD 35,000,000.-

(d)	If the Vessel becomes a Total Loss or becomes subject to Compulsory Acquisition the chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall:

(i)
immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at up to the date on which the Total Loss or Compulsory Acquisition occurred as described below (the "Date of Loss") together with interest thereon as set out in Clause 11(f), if applicable, and shall cease to be under any liability to pay any hire or any other amounts, thereafter becoming due and payable under this Charter. All hire and any other amounts prepaid by the Charterers relating to the period after the Date of Loss shall be forthwith refunded by the Owners and any hire paid in advance to be adjusted/reimbursed.

(ii)	For the purpose of ascertaining the Date of Loss:

(A)
an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B)
a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or the date and time adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total loss but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; each of the Owners and the Charterers, upon the request of the other, shall promptly execute such documents as may be required to enable the other to abandon the Vessel and claim a constructive total loss and shall give all possible assistance in pursuing the said claim; and

(C)	Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25(b) hereof.

(e)
All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 34, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagees, if any, as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagees, if any):

FIRSTLY, in payment of all the Owners’ and the Charterers’ reasonable, properly incurred and documented costs incidental to the collection thereof,

SECONDLY, in or towards reimbursement to the Charterers (to the extent that the Charterers have not already received the same in full) of a sum equal to the Advance Hire,

THIRDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to any hires and interest due owed by the Charterers to the Owners, as well as the remaining hires under this Charter at such time together with the Purchase Obligation Price,

FOURTHLY, in payment of any surplus to the Charterers by way of compensation for early termination.

(f)
In respect of partial losses, any payment by insurance underwriters not exceeding USD1,500,000 shall be paid directly to the Charterers who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of USD1,500,000 payable under such insurance other than Total Loss shall be paid to the Charterers subject to the prior written consent of the Owners but such consent shall not be unreasonably withheld or delayed. In the absence of such prior written consent the money shall be paid to the Owners or Owners’ bank who shall apply the same for Charterers’ effect of the repairs in respect of which payment is made.

(g)
The provisions of Clauses 13 and 34 hereof shall not apply in any way to the proceeds of any additional insurance cover effected by the Owners and / or the Charterers for their own account and benefit.

35.	Force Majeure
Should the Vessel not be able to be delivered before the Cancelling Date through the outbreak of war, the restraint of Governments, Princes or People, political reasons or any other cause over which the Owners have no control, then this Agreement shall be null and void and neither party shall be liable to the other. In such event the Advanced Hire (together with interest accrued thereon, if any) shall be immediately released in full to the Charterers.

36.	Charterers’ obligation to purchase the Vessel

36.1	The Charterers are obliged to purchase the Vessel at the end of the Charter Period, at USD 22,500,000.- (hereinafter the “Purchase Obligation Price“):

36.2
The full amount of the Purchase Obligation Price shall be paid to the Owners’ nominated bank account upon delivery of the Vessel by the Owners to the Charterers. Payment of the Purchase Obligation Price shall be made by the Charterers or Charterers’ financiers by conditional payment with SWIFT message (MT 103/199 – wording of MT199 to be agreed between Owners, Owners’ bank, Charterers and Charterers’ financiers) or if the Owners’ nominated bank or the Charterers’ or Charterers’ financiers’ bank cannot make or accept payment by way of an MT 199, the Purchase Obligation Price shall be remmitted to the escrow account of a reputable law firm in Japan to act as escrow agent, mutually acceptable to the Owners, the Charterers and the Charterers’ financiers, if any. The cost for the escrow agent to be shared 50:50 between Owners and Charterers. The Owners in accordance with this Clause shall receive the Purchase Obligation Price in full free of bank charges and without any set-off or counterclaim, and free and clear of and without deduction or withholding of any kind.

36.3
The Charterers confirm that (a) as the Vessel will at all relevant times be in their physical possession and use pursuant to this Charter they do not require any inspection of the Vessel, (b) that they will accept unconditionally the Vessel and its classification records for the purpose of any sale under this Clause 36 and (c) such sale shall be on a strict “as she is where she is” basis and outright and definite.

36.4
The Owners, at the time of the delivery of the Vessel under Clause 35 hereof, shall be deemed to deliver the Vessel to the Charterers or their nominee with everything belonging to her on board and on shore (including spares) and the Charterers shall take over remaining bunkers, lubricating and hydraulic oils and greases and other consumables without additional payment.

36.5	The place of documentary closing shall be in Tokyo or such other place or it may be held virtually, as may be agreed by the parties in writing.

36.6	In exchange for payment by the Charterers of the Purchase Obligation Price to the Owners’ bank account, the Owners shall provide to the Charterers or their nominee the following delivery documents:

(i)
original Legal Bill(s) of Sale in a form recordable in the flag state which the Charterers may nominate, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances, taxes and maritime liens or any other debts and liabilities whatsoever and is not subject to Port State or other administrative detentions, duly notarial attested and legalised by Apostille;

(ii)
evidence that all necessary corporate, shareholder and other action has been taken by the Owners to authorise the sale and delivery of the Vessel to the Charterers and the execution, delivery and performance of all documentation and actions in relation thereto, duly notarial attested and legalised by Apostille;

(iii)
a Power of Attorney of the Owners appointing one or more representatives to act on their behalf in the sale and delivery of the Vessel to the Charterers, duly notarial attested and legalised by Apostille (as appropriate);

(iv)
an electronic (PDF) original Certificate of Good Standing of the Owners issued by the Panamanian Consulate in Tokyo, Japan confirming the Owners to be duly registered and in good legal standing under the laws of the Republic of Panama and identifying the name, directors, registered agent, capital and address of the Sellers, dated not more than fifteen (15) Japanese Banking Days before the date of delivery; such directors and officers being the same directors and officers as at the date of the resolutions/minutes referred to under item (ii) above;

(v)
Certificate or Transcript of Registry issued by the competent authorities of the relevant flag State (as stated in Box 5) on the date of delivery evidencing the Owners’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the place of documentary closing with the original to be sent to the Charterers as soon as possible after delivery of the Vessel;

(vi)
if the Charterers wish to register the Vessel other than on the flag of the applicable flag State at the time, a Certificate of Deletion of the Vessel from the Vessel's flag registry (as stated in Box 5) or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, as well as the closed CSR for the Vessels, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Owners to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Charterers, including also the closed CSR, promptly and latest within four (4) weeks after the proposed transfer date;

(vii)
electronic (PDF) of the Certification of the Permission to transfer/sell the Vessel from the Owners to the Charterers, issued by the Panama Maritime Authority of the Republic of Panama and dated not more than thirty (30) running days prior to the delivery of the Vessel to the Charterers;

(viii)	a commercial invoice for the Vessel; and

(ix)
any such additional documents as may reasonably be required by the competent authorities of the flag state nominated by the Charterers for the purpose of registering the Vessel, provided the Charterers notify the Owners promptly;

(x)	all classification, technical and other documents/certificates (including drawings) in the possession of the Owners in relation to the Vessel.

36.7	At the time of delivery the Charterers shall provide the Owners with:

(i)
evidence that all necessary corporate, shareholder and other action has been taken by the Charterers or their nominee to authorise the acquisition of the Vessel by the Charterers or their nominee and the execution, delivery and performance of all documentation and actions in relation thereto, duly legalized by Apostille by the Special Agent of the Marshall Islands in Piraeus, Greece; and

(ii)
Power of Attorney of the relevant purchaser appointing one or more representatives to act on its behalf in the acquisition of the Vessel, be duly legalized by Apostille by the Special Agent of the Marshall Islands in Piraeus, Greece.

36.8
(a) If any of the documents listed in Clauses 36.6 and 36.7 are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language;

(b) the Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Clauses 36.6 and 36.7 for review and comment by the other party prior to the proposed transfer date;

(c) the Charterers shall retain the classification certificate(s) and the Vessel’s log books, all plans, drawings and manuals and other certificates which are on board the Vessel or in their or their manager’s possession;

(d) the Charterers and the Owners shall sign and deliver to each other a Protocol of Redelivery and Acceptance under this Charter (PORDA) confirming the date, place and time of re-delivery of the Vessel by the Charterers to the Owners under this Charter; and

(e) upon the sale and delivery of the Vessel by the Owners to the Charterers, they shall sign and deliver to each other a Protocol of Delivery and Acceptance (PODA) confirming the date, place and time of the sale/delivery of the Vessel from the Owners to the Charterers and the Charterers’ acceptance of the Vessel.

36.9
The Owners shall warrant that the Vessel, at the time of sale and delivery under this Clause 36, shall be free from all registered encumbrances, mortgages or other security interests, debts or maritime lines whatsoever created by the Owners and that the Owners have not committed any act or omissions which would impair title to the Vessel. The Owners hereby agree to indemnify and hold harmless the Charterers in respect of any and all damages, costs and expenses whatsoever resulting from any breach of such warranty.

36.10
Any taxes, fees and expenses in connection with the purchase and registration of the Vessel in the flag state nominated by the Charterers shall be for the Charterers’ account and, if required, similar charges in connection with the closing of the applicable flag State register and permission to transfer to another flag at the time shall be for the Owners’ account.

36.11
The Vessel with everything belonging to her shall be at the Owners’ risk and expense until she is delivered to the Charterers. Without prejudice to Clause 36.9, the Vessel shall be delivered strictly as she is and where she is at the time of delivery without any recourse to or representation or warranty from the Owners for matters which the Charterers had undertaken to maintain/perform in accordance with this Charter. Without prejudice to Clause 36.10, each party hereto shall bear its own registration, legal or other expenses whatsoever incurred in transferring the title from the Owners to the Charterers.

36.12	Should the Purchase Obligation Price not be paid in full to the Owners on the proposed transfer date, the Owners have the right to cancel the sale and delivery of the Vessel under this Clause 36.

36.13
Should the Owners fail to validly complete a legal transfer on or before the proposed transfer date, the Charterers shall have the option of cancelling their option to acquire the Vessel and claim compensation for any loss and damages, or as the case may be, no longer be obliged to acquire the Vessel. Should the Owners fail to be ready to validly complete a legal transfer as aforesaid the provisions of Clause 42 shall apply.

36.14	Upon completion of such purchase of the Vessel as set out in this Clause, the Charter and all further rights and obligations of the parties hereunder shall terminate.

36.15	For the avoidance of doubt, the Purchace Option Price includes the value of any belongings to the Vessel at the time of delivery under this Clause.

37.	Charterers’ disclosure

37.1
Upon Owners request (acting reasonably), the Charterers, during the Charter Period, shall (i) inform the position and voyage details of the Vessel and other relevant information (including but not limited to the name of the immediate sub-charterers and the managers of the Vessel) in a manner satisfactory to the Owners and (ii) provide a copy of relevant documents of compliance (DOC) and safety management certificate (SMC) of ISM code to the Owners which shall be procured and complied with by the Charterers and the “Company” (as defined by the ISM code and so defined in this Charter) at expense, cost and time of the Charterers during the Charter Period.

37.2	The Owners are entitled to inspect copies of the Vessel's logs and records at any reasonable time.

37.3	Upon Owners’ request, but not more than once per year, the Charterers and/or Charterer’s Guarantor, throughout the Charter Period, shall provide their most recent available audit reports.

38.	Trade and Compliance

38.1
The Charterers and the Owners hereby respectively undertake to each other that no person/s or entity/ies worked for or engaged by the Charterers or, as the case may be, the Owners regarding this Charter will be designated under any applicable national or international law, regulations or treaties imposing trade and economic sanctions.

38.2
The Charterers and the Owners further undertake to each other that any performance under this Charter will not infringe any sanctions or restrictions under any applicable national law, regulation, treaties or trade or economic sanctions.

38.3
The Owners hereby guarantee that on the Delivery Date the Vessel and/or the Owners are not blacklisted, or under any kind of sanctions, by any state or organization, such as, but not limited to ITF, OFAC, EU, UK, any marine insurance providers, including P&I clubs, or the Arab Boycott League and that the Vessel has not trade in the last 24 months in any of the following countries/area, Cuba, Iran, North Korea, Crimea and Syria.

39.	Assignment, Transfer of Vessel and Performance Guarantee

39.1	This Charter shall be binding upon and ensure for the benefit of the Owners and the Charterers and their respective successors and permitted assigns.

39.2
The Owners shall not be entitled to assign or transfer any of their rights or obligations under this Charter, unless with the prior written consent of the Charterers. Any assignment or transfer by the Owners under this Clause shall be effected at no cost to the Charterers and without varying any of the rights of the Charterers under this Charter. The Owners agree that in case of assignment by the Owners of this Charter in accordance with this Clause 39, the Charterers shall not be obliged to make any payments or incur any additional costs which they would not have made if such assignment, transfer or change had not occurred. For the avoidance of doubt, the provisions of Clause 36.2 shall always apply.

39.3
During the Charter Period, the Owners shall not sell the Vessel except with the prior written consent of the Charterers, provided always that, notwithstanding such change, this Charter will continue on identical terms (save for logical, necessary and consequential amendments satisfactory to the Charterers) and that such change will not cause any adverse effect on the operation of the Vessel or the quiet enjoyment of the Vessel by the Charterers. All costs or expenses whatsoever arising in relation to any such transfer shall be borne by the Owners.

39.4	The Owners shall procure that there shall be no change to its shareholding during the Charter Period without the prior written consent of the Charterers.

39.5
Any and all performances of the Charterers hereunder shall be guaranteed by Seanergy Maritime Holdings Corp. (the “Charterers’ Guarantor”) in the form of a performance guarante saticfactory to the Owners and the Charterers’ Guarantor.

39.6
Any and all performaces of the Owners hereunder shall be guaranteed by ITOCHU Corporation (the “Owners’ Guarantor”) in a form of a performance guarantee satisfactory to the Charterers and the Owners’ Guarantor.

40.	Flag and Name of Vessel

40.1
The Vessel shall be registered in the ownership of the Owners under the Panama flag for the Charter Period on Owners’ account. The Owners shall arrange for the termination of Vessel’s registration in their name under the Panama Flag at the end of the Charter Period and upon payment of the Purchase Option Price.

40.2
Notwithstanding Clause 40.1 above and Clause 10(d), the Charterers shall be entitled to register the Vessel in their name as bareboat charters under the Marshall Islands flag as Bareboat Charter Registry on the condition that any expenses and costs of such registration in the Bareboat Charter Registry shall be for the Charterers’ account. The Owners hereby undertake to take all such steps to obtain and furnish such documents (including but not limited to any consent letter of the Owners and/or the mortgagee (if any)) and take such other actions as the Charterers may reasonably request in order to facilitate the bareboat charter registration of the Vessel under the Bareboat Charter Registry. In addition, the Charterers shall arrange (at their risk, time and cost) for the termination of the Bareboat Charter Registry at the end of the Charter Period or termination of this Charter, if earlier. The Owners hereby undertake to take all such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and registration of the Vessel in the name of the Charterers under Bareboat Charter Registry the Charterers may designate and the termination of the Bareboat Charter Registry.

40.3
Subject only to prior notification to the relevant authorities of the flag State of the Vessel at the time, the Charterers shall be entitled from time to time to change the name of the Vessel provided however that any costs incurred by the Owners, shall be for the account of the Charterers. The Owners shall have no right to change the name and/or flag of the Vessel during the Charter Period.

41.	Owners’ covenants

41.1
The Owners hereby covenant and undertake, that the Charterers shall not be disturbed or interfered with their quiet use, possession and enjoyment of the Vessel and their operation of the Vessel (except as expressly provided for herein).  The Owners and Charterers acknowledge that this provision is not contradictory with any other rights of the Owners under this Charter.

41.2
If the Vessel is under arrest, detention, seizure or confiscation as a result of the Owners’ default, omission, negligence or misconduct, the Owners shall arrange immediately for the release of the Vessel from such arrest, detention, seizure or confiscation, provided that there is not any contributory negligence from the Charterers prohibiting the Owners from effecting such a release.

41.3
During the Charter Period the Owners shall do all that may be necessary to maintain such documentation and registration in force and so that the Owners shall be held to be the sole and absolute owners of the whole of the Vessel, provided that any annual tonnage taxes and reasonable expenses and fees and other expenses whatsoever for maintenance and operation of such documentation and registration (including fees payable to lawyers) shall be borne and paid by the Charterers in accordance with this Charter.

42	Owners’ defaults

42.1
It is hereby agreed between the Owners and the Charterers that upon occurrence of any of the following events or any other act or omission in breach of the Owners’ obligations under this Charter (a “Default”) which is proven by the Charterers:

(a)	title of the Vessel is or has become invalid due to any misconduct or negligence of the Owners which has the effect of causing registration of the Vessel to be cancelled or annulled;

(b)	ownership of the Vessel is transferred by the Owners in violation of this Charter;

(c)
the Owners fail to maintain their corporate existence or any required authorisation which may at any time be required for the continued performance of all of the Owners’ obligations under or with respect to this Charter;

(d)
the Vessel is under arrest, detention, seizure or confiscation as a result of the Owners’ default, negligence, omission or misconduct and the Owners fail to procure the release of the Vessel within forty-five (45) days of the arrest, detention, seizure, confiscation;

(e)	there is a change in the legal and/or beneficial owner of the shares in the Owners without the Charterers’ prior written approval;

(f)	the Owners fail to transfer to the Charterers or their nominee legal title to the Vessel when required under this Charter;

(g)	the Owners are clearly in breach of the quiet enjoyment covenants provided under Clause 41.1; or

(h)	the Owners are in breach of Clause 36.2,

     the Charterers shall be entitled to:

(i)
stop paying charterhire from the date of such Default until such Default is rectified to the satisfaction of the Owners (whereupon the Charterers must again pay Charterhire in full) without any interest being accruing in respect of such unpaid Charterhire under Clause 11 or otherwise; and

(ii)
if such Default is not remedied within fourteen (14) running days after its occurrence, terminate this Charter and to acquire the Vessel in accordance with the term of Clause 36. Upon receiving the relevant payment the Owners shall transfer to the Charterers or their nominee title to the Vessel on substantially the terms set out in Clause 36. Any losses or damages sustained by the Charterers and caused by the Owners’ default will be set-off against the Purchase Option Price.

42.2
Upon termination of this Charter by the Charterers in accordance with Clause 42.1 and provided that the Charterers do not seek to acquire the Vessel, the Owners shall also bear the additional reasonable cost to take redelivery of the Vessel incurred by the Charterers due to such Default, refund the Advanced Hire (as per Clause 32(b)) and bear all costs and expenses for the termination of the Bareboat charter registration with the Bareboat Charter Registry (but the Charterers shall remain liable to redeliver the Vessel to the Owners in accordance with the relevant provisions hereof relating to the redelivery of the Vessel).

43.	Communication

43.1
Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address, facsimile number or e-mail address appearing below (or at such other address, facsimile number or e-mail address as such party may hereafter specify for such purposes to the other by notice in writing):

(a)	if to the Owners at:

Bluejay Maritime S.A.
c/o ITOCHU Corporation
Address: 53rd Street, Urbanizacion Obarrio, Torre Swiss Bank, 16th Floor, Panama, Republic of Panama
Tel: (81)-3-3497-2959
Fax: (81)-3-3497-7111
E-mail: tokbm-2@itochu.co.jp

(ii)	if to the Charterers at:

Attention: Legal department and Finance department
c/o Seanergy Maritime Holdings Corp.
Address: 154 Vouliagmenis Avenue, 16674 Glyfada, Greece
Tel: +30213 0181507
 E-mail: legal@seanergy.gr and finance@seanergy.gr

A letter shall be deemed to be received upon receipt by the addressee of such communication and any communication by facsimile shall be deemed to be received upon receipt of the transmission by the addressee in fully legible form. Email shall be deemed to be delivered if no failure notice or non-delivery notice is received by the sender of such email within twenty-four (24) hours of sending the relevant email or a delivery receipt message is received by the sender in respect of the relevant email.

43.2
A written notice includes a notice by facsimile or e-mail. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received on delivery to the addressee of such communication, any communication by e-mail shall be deemed to be received upon receipt of the transmission by the addressee in fully legible form and any communication by facsimile shall be deemed to be received upon appropriate acknowledgment by the addressee’s receiving equipment.

43.3	All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.

44.	Confidentiality

This Charter including all negotiations, fixtures and written correspondence shall remain strictly private and confidential between the Owners, the Charterers, financiers/banks, legal counsels, auditors and insurance companies.

The provisions of this Charter, and all related documents and negotiations, fixtures and written correspondence are strictly private and conﬁdential between the parties, the Charterers, the Owners, the Owners’ financiers/banks, legal counsels and auditors and each party will use all reasonable efforts to ensure that no disclosure relating to any of the foregoing will be made or issued by or on behalf of any party to this agreement provided that:

(a)	each Party may make disclosures with respect to this Agreement with the express prior written consent of the other Party; and

(b)
each Party may make appropriate disclosures on a need to know basis and subject to similar disclosure restrictions to their respective shareholders or prospective shareholders, bankers or other financiers, auditors or professional advisors, or as necessary to rating agencies, or as required by the rules or regulations of any applicable stock exchange or similar body (whether or not having the force of law), or as required by any court order or applicable law, rule or regulation.

45.	Using Owner’s name

The Owners acknowledge that whilst the Vessel is subject to this Charter the Charterers may at their own cost and in their own name or in the name of the Owners, or jointly with the Owners, with the Owners' prior reasonable written consent, and subject always to the Owners first being indemnified and secured to their satisfaction by the Charterers against all potential losses, cost, damages and expenses, including cost of the Owners' management time, make such demands and take such action as they may think fit against any repairer or the third party heretofore or hereafter fitting, installing or carrying out work, repairs or modifications on in or to the Vessel, (or any vendor of any part of the Vessel or supplier of equipment or parts fitted or to be fitted to or installed in or on the Vessel or suppliers of services in connection with the Vessel).

46.	Miscellaneous

46.1
No failure or delay on the part of either party hereto to exercise any power, right or remedy under this Charter shall operate or be interpreted as a waiver hereof or thereof, nor shall any single or partial exercise by a party hereto of any power, right or remedy preclude any other or further exercise hereof or thereof or the exercise of any other power, right or remedy by such party.  No waiver by either party of any of the terms and conditions of this Charter shall be binding unless it is made in writing and delivered to the other party. Any such waiver shall relate only to such matter, non-compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach. In addition, any such waiver may be given subject to any conditions thought fit by the relevant party granting the same.

46.2
Any amendment of any provision of this Charter shall only be effective if the Owners and the Charterers so agree in writing. Any consent by the Owners under this Charter must be made in writing.  In addition, any such waiver or consent may be given subject to any conditions thought fit by the relevant party granting the same.

46.3	The remedies provided in this Charter are cumulative and are not exclusive of any remedies provided by law.

46.4
If any provision of this Charter is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

46.5
This Charter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Charter by signing any such counterpart.

46.6	Any person who is not a party to this Charter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

46.7
In the event of any inconsistency in the terms set out in Part I and Part II of this Charter and the Additional Clauses (i.e. Clauses 32 to 48) of this Charter, then the terms of the Additional Clauses shall prevail.

46.8
The Owners shall, in agreement with the Charterers, take all reasonable steps to mitigate any circumstances which arise and which would result in any gross up or other increased amounts becoming payable under or pursuant to any Clause of this Charter including (but not limited to) transferring its rights and obligations under this Charter to an Affiliate.

47.	Designated Entities

47.1
The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.

47.2
The Owners and the Charterers respectively warrant for themselves that at the date of this fixture and throughout the duration of this Charter they are not subject to any of the sanctions, prohibitions, restrictions or designation referred to in Clause 47.1 which prohibit or render unlawful any performance under this Charter or any sublet or any Bills of Lading.

47.3
If at any time during the performance of this Charter either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by anybody acting with powers to compel compliance, including where applicable the Owners’ flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter forthwith or, if cargo is on board, direct the Vessel to any safe port of that party’s choice and there discharge the cargo or part thereof.

47.4	If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter.

47.5
Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.

47.6
The Owners or the Charterers shall be liable to indemnify the other party against any and all documented claims, losses, damage, costs and fines whatsoever suffered by the other party directly resulting from any breach of warranty as aforesaid.

48.	Expenses

Any reasonable and documented legal fees for this Charter shall be borne by the Charterer up to the maximum amount of USD20,000.

49.	ETS – Emission Trading Scheme

Notwithstanding any other provision in this Charter, the Owners and the Charterers agree as follows:

"Emission Allowances" means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme, or generally in connection with emissions, carbon reduction or other environmental or sustainability national or international laws or regulations applicable to the Vessel and her operation.

"Emission Scheme" means a greenhouse gas emissions trading scheme and any emissions, carbon reduction or other environmental or sustainability national or international laws or regulations applicable to the Vessel and her operation, which for the purposes of this Clause 48 shall include (without limitation) the European Union Emissions Trading System and any other similar systems imposed by any similar or equivalent international, regional, national or local scheme implemented by the IMO or any other lawful national or other authority that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

(i)          Subject to any mandatory provisions of any applicable Emissions Scheme and the corresponding national or international laws and regulations, the Charterers shall exercise their best endeavours to take all necessary actions to be the sole responsible party for compliance with all Emission Scheme obligations in relation to the Vessel, provided this is feasible and legally permissible, pursuant to any domestic or international law or regulation, directed to the Owners as registered or beneficial owners of the Vessel.

(ii)         Notwithstanding sub-paragraph (i) above, the Charterers shall be permitted to sub-delegate such Emission Scheme responsibility on to any entity, including without limitation to the relevant holder of Document of Compliance/ISM Company under the ISM Code in respect of the Vessel, as it may be lawfully allowed by the applicable Emission Scheme and subject to the consent of the holder of the Document of Compliance/ISM Company of the Vessel. Such sub-delegation shall be documented in accordance with the requirements imposed by the relevant Emissions Scheme and a signed copy of such documentation shall be provided by or made available to the Owners, including but not limited to any written mandate requested by the competent authorities.

(iii)       The Charterers and the Owners shall co-operate and assist each other to deliver all such forms as are required to be filed to any relevant authorities in relation to the delegation and assumption of any Emission Scheme responsibilities within reasonable time and always in accordance with any deadlines set by the competent authority and the applicable laws or regulations.

(iv)        Without limiting the foregoing, throughout the Charter Period, the Charterers or any mandated entity, shall arrange for providing and paying for or otherwise surrendering the Emission Allowances corresponding to the Vessel’s emissions under the scope of the applicable Emission Scheme without any delay whatsoever.

(v)         Emission Allowances, taxes, charges, levies, fees, fines, costs or expenses incurred or imposed in connection with any Emissions Scheme, shall be for the Charterers' account and are to be settled directly by them or their mandated entity (subject always to any mandatory provisions of the applicable Emissions Scheme or relevant laws or regulations).

(vi)         The Charterers shall use their best endeavours to ensure that the Charterers or any mandated, as above, entity shall comply, sign, acknowledge in writing in any form that may be reasonably required, and provide all such information and documents to the Owners as necessary to enable the Owners and any Emission Scheme obligor to document and evidence to any authority their delegation/mandating of all Emission Scheme obligations in relation to the Vessel (and the assumption of same by the relevant mandated entity), as may be required from time to time during the Charter Period by the Owners, any manager or other mandated entity, and any relevant Emission Scheme authority, in conformity with the provisions of this Clause. The Owners shall also ensure to provide the Charterers with all necessary information, documents or details as above and as same may be required by any authorities in connection any applicable Emissions Scheme, including but not limited to opening any accounts and/or surrendering any Emissions Allowances, in order to ensure that the Vessel will comply with any applicable Emissions Scheme laws and regulations.

(vii)       The Owners undertake to relay to the Charterers, without delay, any information that might be received by the Owners for any reason whatsoever, including by error of any authority, and which might relate to compliance with any Emission Scheme.

(viii)     The Charterers undertake to indemnify and hold harmless the Owners against any and all losses suffered or incurred by the Owners arising in relation to this Charter in any manner (except if caused by the Owners) out of or otherwise in connection with the ETS responsibilities.

(ix)      In the event of expiry, cancellation, rescission or termination of this Charter, the Charterers and/or their sub-delegate notify the relevant administrating authority of the cancellation of the mandate issued pursuant to this clause, within seven (7) days of such cancellation.